Exhibit 10.2

SURGALIGN SPINE TECHNOLOGIES, INC.

SENIOR EXECUTIVE RETENTION & INCENTIVE LETTER AGREEMENT

Dear [•]:

On behalf of Surgalign Spine Technologies, Inc. (the “Company”), I am pleased to offer you the opportunity to receive employee retention and incentive bonuses if you agree to the terms and conditions contained in this letter agreement (this “Agreement”), which shall be effective as of the date you execute and return a copy of this Agreement (such date, the “Effective Date”). If you do not execute and return a copy of this Agreement on or before June 10, 2023, this Agreement shall be null and void.

1. Retention Bonus. Subject to the terms and conditions set forth herein, you will be eligible to receive a cash bonus in the amount of $[•] (the “Retention Bonus”). The Retention Bonus shall be payable as soon as practicable following the Effective Date.

2. Incentive Bonus. Subject to the terms and conditions set forth herein, you will be eligible to receive a cash bonus in the aggregate amount of up to $[•] in one or more installments upon terms and conditions related to the successful completion of the Company’s restructuring process, in each case, as determined by the independent directors of the Company’s board of directors (the “Incentive Bonus”).

3. Forfeiture & Clawback. You agree that in the event that prior to the Retention Date (i) your employment with the Company terminates for any reason other than a Qualifying Termination, you will be required to repay the Retention Bonus (on an after-tax basis) that has already been paid by the Company within ten (10) business days of such termination or (ii) your employment with the Company terminates for any reason or the conditions for payment of any portion of the Incentive Bonus have not been satisfied and remains unpaid, you will forfeit any such unpaid portion of the Incentive Bonus.

4. Vesting. In the event (i) you are terminated in a Qualifying Termination or (ii) you are employed by the Company on the Retention Date, you will be entitled to retain the Retention Bonus that has already been paid.

5. Permissible Deductions. At the option of the Company, all or part of the amount to be re-paid to the Company may be deducted from any amounts owed by the Company or any of its subsidiaries to you, including without limitation, any amounts owed as wages, salary, bonuses, equity or other incentive compensation or awards, expense reimbursements, and any other remuneration due for or on account of your employment with the Company or any subsidiary, provided, however, that no such deduction shall be made to the extent that it would result in a tax being owed pursuant to Section 409A of the Code.

6. Definitions. For purposes of this Agreement:

(a) “Cause” shall mean any one of the following, as determined in the reasonable discretion of the Company’s Board of Directors (the “Board”), and unless, to the extent correctable, such events are fully corrected in all material respects by you within thirty (30) days following written notification by the Company to you of the occurrence of one of the following reasons of Cause:

(i) you being convicted of a felony; (ii) a material breach of any agreement with the Company; (iii) any gross or willful misconduct, dishonesty, fraud or gross negligence in the performance of your duties; (iv) egregious conduct by you that brings Company or any of its subsidiaries or affiliates into public disgrace or disrepute; or (v) a material violation of the Company’s Code of Conduct.

(b) “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including regulations and rules thereunder and successor provisions and regulations and rules thereto.

(c) “Disability” shall mean your eligibility to receive long-term disability benefits under a plan sponsored by the Company or any of its subsidiaries, or if no such plan is applicable, your inability to perform the essential functions of your duties due to a medically-determinable physical or mental impairment, illness or injury, which can be expected to result in death or to be of long-continued and indefinite duration as determined in the sole discretion of the Board.

(d) “Good Reason” shall mean, without your written consent, the occurrence of any one or more of the following: (i) a material reduction of your base salary; (ii) a material diminution in your position, duties, authority, or responsibilities (other than temporarily while you are physically or mentally incapacitated); (iii) the Company’s material breach of this Agreement or any agreement between the Company and you; or

(iv) the relocation of your primary place of work by more than 50 miles; provided that none of the conditions set forth above may constitute Good Reason unless (A) you provide written notice to the Company of the existence of such condition no later than 60 days after you know or reasonably should know of the existence of such condition, (B) the Company fails to remedy such condition within 30 days after receipt of such notice, and (C) you resign due to the existence of such condition within 60 days after the expiration of the remedial period described in subclause (B) herein.

(e) “Qualifying Termination” means the termination of your employment before the Retention Date (i) by the Company for a reason other than Cause, (ii) due to your death or Disability or (iii) by you for Good Reason if, and only if, in the case of any termination pursuant to clauses (i), (ii) or (iii), other than in the case of your death, you execute a release of employment related claims in a form to be provided by the Company (the “Release”), and such Release becomes irrevocable within 60 days of your termination, in which case the effective date of the Qualifying Termination will be deemed to have occurred on your date of termination. For the sake of clarity, a termination of employment (other than in the case of death) will not be a Qualifying Termination if you do not execute, or if you revoke, the Release, in which case you will be required to repay the Retention Bonus within ten (10) business days after the expiration of the 60-day period.

(f) “Retention Date” means the earliest of (i) December 31, 2023, and (ii) the earlier of (A) confirmation of a chapter 11 plan in the Company’s chapter 11 cases, (B) dismissal of the Company’s chapter 11 cases, and (C) conversion of the Company’s chapter 11 cases to cases under chapter 7 of the Bankruptcy Code.

7. Annual Bonus & Severance Coordination. Eligibility to receive or retain each of the Retention Bonus and Incentive Bonus is in lieu of any incentive bonus for 2022 or 2023 or otherwise or any severance payment to which you otherwise may be entitled under any applicable employment or other agreement or arrangement with the Company or any of its affiliates, and you hereby waive and release any right to any such amounts as of the Effective Date.

8. Withholding Taxes. The Company may withhold from any and all amounts payable to you hereunder such federal, state and local taxes as the Company determines in its sole discretion may be required to be withheld pursuant to any applicable law or regulation.

9. No Right to Continued Employment. Nothing in this Agreement will confer upon you any right to continued employment with the Company (or its subsidiaries or their respective successors) or to interfere in any way with the right of the Company (or its subsidiaries or their respective successors) to terminate your employment at any time.

10. Other Benefits. The Retention Bonus is a special payment to you and will not be taken into account in computing the amount of salary or compensation or for purposes of determining any severance, bonus, incentive, pension, retirement, death or other benefit under any other severance, bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company, unless this Agreement or such plan or agreement expressly provides otherwise.

11. Governing Law. This Agreement will be governed by, and construed under and in accordance with, the internal laws of the State of California, without reference to rules relating to conflicts of laws.

12. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between you and the Company with respect to the Retention Bonus and supersedes any and all prior agreements or understandings between you and the Company with respect to the Retention Bonus, whether written or oral. This Agreement may be amended or modified only by a written instrument executed by you and the Company.

14. Section 409A Compliance. The intent of the parties is that the Retention Bonus be exempt from the requirements of Section 409A of the Code, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner consistent therewith.

15. Voluntary Nature of this Agreement. The Retention Bonus and this Agreement are a voluntary decision being offered to you. You understand that accepting this Retention Bonus is optional.

Surgalign Spine Technologies, Inc.

By:
Name:
Title:

My signature below confirms my agreement to the terms of this letter agreement.

Dated:

Signature:

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